Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
     THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of December 20, 2006, is made by and among ERICO International Corporation, a corporation duly organized and existing under the laws of the State of Ohio, as issuer (the “Company”), ERICO Products, Inc., a corporation duly organized and existing under the laws of the State of Ohio, as guarantor (the “Guarantor”), and Wells Fargo Bank, N.A., as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture (as defined below).
RECITALS:
     A. The Company, the Guarantor and the Trustee have entered into an Indenture, dated as of February 20, 2004 (the “Indenture”).
     B. Pursuant to the Indenture, the Company issued, the Guarantor guaranteed and the Trustee authenticated and delivered an aggregate principal amount of $151,500,000 of the Company’s 8 7/8% Senior Subordinated Notes due 2012 (the “Notes”), of which $141,000,000 remains outstanding as of the date hereof.
     C. The Company desires and has requested the Guarantor and the Trustee to join with the Company in the execution and delivery of this First Supplemental Indenture for the purpose of amending the Indenture in order to eliminate certain covenants.
     D. Section 9.02 of the Indenture provides that a supplemental indenture may be entered into by the Company, the Guarantor and the Trustee to amend or supplement certain provisions of the Indenture with the consent of Holders of at least a majority in principal amount of the outstanding Notes and a resolution of the Board of Directors of the Company authorizing the execution of any such amended or supplemental indenture.
     E. Pursuant to a solicitation by the Company, consents to the amendments to the Indenture, which will eliminate substantially all of the restrictive and certain other covenants pursuant to this First Supplemental Indenture, of Holders of at least a majority in aggregate principal amount of the outstanding Notes not owned by the Company or any of its Affiliates have been received and a resolution of the Board of Directors of the Company has authorized the Company to enter into this First Supplemental Indenture with the Guarantor and the Trustee.
     F. The Company has furnished, or caused to be furnished, to the Trustee, and the Trustee has received, an Officers’ Certificate and an opinion of counsel relating to this First Supplemental Indenture.
     G. All things necessary to make this First Supplemental Indenture a valid agreement of the Company, the Guarantor and the Trustee and a valid amendment to the Indenture have been done.
     NOW THEREFORE, the parties hereto agree for the benefit of the other parties, as follows:

AGREEMENT:
     Section 1. Amendments to the Indenture.
          1.1 SECTION 4.02 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.2 SECTION 4.03 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.3 SECTION 4.04 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.4 SECTION 4.05 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.5 SECTION 4.06 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.6 SECTION 4.07 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.7 SECTION 4.08 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.8 SECTION 4.09 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.9 SECTION 4.10 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.10 SECTION 4.11 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”

          1.11 SECTION 4.12 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.12 SECTION 4.13 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.13 SECTION 4.14 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.14 SECTION 4.15 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.15 SECTION 4.16 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.16 SECTION 4.17 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.17 SECTION 4.18 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.18 SECTION 4.19 of ARTICLE FOUR of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.19 SECTION 5.01 of ARTICLE FIVE of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.20 SECTION 5.02 of ARTICLE FIVE of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following: “Intentionally omitted.”
          1.21 Any defined terms present in the Indenture, but no longer used as a result of the amendments made by this First Supplemental Indenture are hereby eliminated. The definition of any defined term used in the Indenture, where such definition is set forth in any of the sections that are eliminated by this First Supplemental Indenture and the term it defines is still used in the Indenture after the amendments hereby become effective, shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture.

     Section 2. Miscellaneous.
          2.1 Effect and Operation of First Supplemental Indenture. This First Supplemental Indenture shall be effective and binding immediately upon its execution and thereupon this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, but, notwithstanding anything in the Indenture or this First Supplemental Indenture to the contrary, this First Supplemental Indenture shall not be operative until after the Expiration Date (as defined in the Company’s Offer to Purchase and Consent Solicitation Statement, dated November 28, 2006 (as amended, the “Statement”)) and upon notice to the Trustee of the satisfaction or waiver of the conditions set forth in the Statement. If the Offer is terminated or withdrawn, the Company does not provide notice to the Trustee after the Expiration Date or the Notes are not accepted for purchase for any reason, this First Supplemental Indenture will not become operative and the Indenture will remain in the same form as it was before this First Supplemental Indenture was executed. Except as modified and amended by this First Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect.
          2.2 Confirmation and Preservation of the Indenture. The Indenture as modified and amended by this First Supplemental Indenture is in all respects confirmed and preserved.
          2.3 Indenture and First Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.
          2.4 Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by the Trust Indenture Act § 318(c), the imposed duty shall control.
          2.5 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
          2.6 Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors. All agreements of the Guarantor in this First Supplemental Indenture shall bind its successors, except as provided in Section 11.05 of the Indenture.
          2.7 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          2.8 Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be deemed an original, but all of them together represent the same agreement.
          2.9 Table of Contents, Headings, etc. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
          2.10 Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.
          2.11 Trustee. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The statements and recitals herein are deemed to be those of the Company and the Guarantor and not of the Trustee.
[Signatures are on the following page.]

     IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date and the year first written above.

ERICO INTERNATIONAL CORPORATION
By:	/s/ William A. Fullmer
	Name:	William A. Fullmer
	Title:	Vice President and Secretary

ERICO PRODUCTS, INC.
By:	/s/ Jeffrey R. Steinhilber
	Name:	Jeffrey R. Steinhilber
	Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, N.A., as Trustee
By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

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